UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  December 10, 2004

GigaBeam Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-50985	20-0607757
(Commission File Number)	(IRS Employer Identification No.)

470 Springpark Place, Suite 900 Herndon, VA	20170
(Address of Principal Executive Offices)	(Zip Code)

(571) 283-6200
(Registrant’s Telephone Number, Including Area Code)

14225-C Sullyfield Circle, Chantilly, VA 20151
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01 Entry Into a Material Definitive Agreement

On December 10, 2004, the Registrant and Sophia Wireless, Inc. ("Sophia") entered into an Amended and Restated Strategic Alliance Agreement (the "Amended Alliance") amending, restating and superceding the Strategic Alliance Agreement, dated February 6, 2004, as amended April 22, 2004 (the "Alliance Agreement").

Under the terms of the Amended Alliance, Registrant will pay Sophia $300,000 (in addition to the amount of $750,000 previously paid to Sophia under the Alliance Agreement) in non-recurring engineering and licensing fees (the "NRE/License Fees") for a) the development and delivery of three wireless design technologies for use in Registrant's products and b) the grant by Sophia to Registrant of perpetual royalty-free licenses to manufacture and sell the corresponding three components designed by Sophia in Registrant's products on an eighteen month exclusive basis which may be extended upon mutual agreement of the parties. The NRE/License Fees are payable by Registrant upon delivery by Sophia of the design technologies of which $100,000 has been paid to date and the balance will be paid in two equal installments with the la st installment targeted for payment no later than in the fiscal quarter ending March 31, 2005.

In comparison to the Alliance Agreement, the Amended Agreement provides, among other things a) the Registrant with a “right of first look” and opportunity to participate in the development of and license to Registrant of certain other Sophia developed products, b) for no minimum purchase requirements of Sophia products by Registrant, and c) that any additional development of E-band circuitry by Sophia for Registrant will to be mutually agreed upon by them.

The Amended Agreement also provides that no additional warrants to purchase common stock of Registrant or Sophia, as the case may be, will be issued by each party to the other in connection with the performance incentives under the Alliance Agreement beyond the previously issued a) Registrant warrant in favor of Sophia to purchase 35,750 shares of Registrant common stock at $1.00 per share, and b) Sophia warrant in favor of Registrant to purchase 40,458 shares of Sophia common stock at $2.20 per share.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GigaBeam Corporation
(Registrant)

Date: December 16, 2004	By:	/s/ Louis Slaughter
Louis Slaughter
Chief Executive Officer

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